EXHIBIT 5.1

January 15, 2008

Alternative Construction Technologies, Inc.
2910 Bush Drive
Melbourne, FL 32935

Re: Registration Statement on Form S-1/A / File No. 333-______

Gentlemen:

We have acted as counsel to Alternative Construction Technologies, Inc., a Florida corporation (the "Company") in connection with the preparation of a registration statement of Form S-1 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about August 25, 2007 relating to the registration under the Securities Act of 1933, as amended (the (”1933 Act"), of 2,961,956 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), including 1,086,956 shares of our common stock issuable upon conversion of outstanding secured convertible debentures shares ("Debenture Shares") of 1,874,999 shares of the Company's common stock issuable upon exercise of outstanding common stock purchase warrants ("the Warrant Shares").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act.

In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Articles of Incorporation and the Bylaws of the Company, as amended, each as currently in effect; (iii) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Shares and Warrants, the preparation and filing of the Registration Statement and certain related matters; (iv) certain agreements, certificates of public officials, certificates of other officers or representatives of the Company or others; and (v) such other documents, certificates, records, and laws of the State of Florida as we deemed necessary or appropriate as a basis for the opinion expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1. The Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized and, when issued against payment of the requisite exercise price under the respective Warrants, will be validly issued, fully paid and nonassessable.

3. The Debenture Shares have been duly authorized and, when issued upon conversion of the debentures will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of the Registration Statement.

Thomas G. Amon of this office is a founder and director of the Company and owns 790,000 shares of its common stock.

This opinion is furnished to you in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted for any other purpose or otherwise referred to or relied upon by any other person without the express written permission of this firm

Very truly yours,

/s/ Law Offices of Thomas G. Amon